Exhibit 99.1

Rules of Employee Share Option Plan

Mesoblast Limited

ACN 109 431 870

updated: September 2016

Exhibit 99.1

Table of Contents

1.	The plan	1

2.	Eligibility	1

3.	Participation	1

3.1	Invitation to participate	1
3.2	Letter of offer to participate	1
3.3	Participant bound by application form, rules and constitution	1

4.	Grant of options	2

4.1	Grant of options	2
4.2	No payment for options	2
4.3	Options non-transferable	2
4.4	Option certificate	2
4.5	Limit on issues of new shares	2

5.	Exercise of options	2

5.1	Manner of exercise of options	2
5.2	Exercise conditions	2
5.3	Control event	3
5.4	Issue or transfer of shares on exercise	3
5.5	Shares rank equally	3
5.6	Quotation on ASX	3
5.7	Financial assistance	3

6.	Cessation of appointment/employment and lapsing of options	3

6.1	Cessation of employment as a Bad Leaver	3
6.2	Cessation of employment as a Leaver	3
6.3	Liquidation	4
6.4	Fraud	4
6.5	Forfeiture conditions	4
6.6	Lost Options	4
6.7	End of exercise period	4

7.	Changes in circumstances	4

7.1	Reconstruction	4
7.2	Participation in new issues	4
7.3	Adjustment to exercise price—rights issues	4
7.4	Adjustment to number of underlying securities—bonus issues	5

8.	Amendment	5

9.	Powers of the Board	5

9.1	Powers of the Board	5
9.2	Indemnification	5
9.3	Commencement of Plan	6
9.4	Termination or suspension of Plan	6
9.5	Resolution to terminate, suspend, supplement or amend	6

10.	Powers of the administrator	6

Exhibit 99.1

Table of Contents (ctd)

10.1	Appointment of administrator	6
10.2	Role of administrator	6

11.	Contracts of employment and other employment rights	6

11.1	Discretion of board	6
11.2	No right to grant of options	6
11.3	Calculation of employee benefits	6
11.4	No right to future employment etc.	6
11.5	Acknowledgment by Participant	6

12.	Connection with other plans	7

13.	Notices	7

14.	General	7

15.	Plan costs	7

15.1	Plan Costs	7
15.2	Reimbursement	7

16.	Overseas eligible employees	7

17.	Governing law	7

18.	Definitions and interpretation	7

18.1	Definitions	7
18.2	Interpretation	10

Mesoblast Limited Employee Share Option Plan

1.	The plan

The purpose of the Plan is to provide Eligible Employees with an incentive to remain with the Group and to improve the longer-term performance of the Company and its return to shareholders. It is intended that the Plan will enable the Group to retain and attract skilled and experienced employees and provide them with the motivation to make the Group more successful.

2.	Eligibility

The Board may determine at any time that any Eligible Employee is not entitled to participate in the Plan if the Eligible Employee’s participation would be unlawful.

3.	Participation

3.1	Invitation to participate

Subject to these rules, the Board may invite any Eligible Employee selected by it to participate in the Plan.

3.2	Letter of offer to participate

The Board must give to each Eligible Employee invited to participate in the plan, a letter of offer to participate, together with the following information relating to the Options allocated to the Eligible Employee:

(a)	the date of grant or intended date of grant;

(b)	the total number of Options to be granted;

(c)	the Exercise Period;

(d)	the Exercise Price or the method of determining the Exercise Price;

(e)	the Exercise Conditions attaching to the Options (if any);

(f)	the Disposal Restrictions attaching to any Shares issued on exercise (if any);

(g)	the Forfeiture Conditions attaching to the Options (if any);

(h)	any other terms and conditions relating to the grant which, in the opinion of the Board, are fair and reasonable but not inconsistent with these rules;

(i)	in respect of the initial grant made to an Eligible Employee, a summary, or a copy of these rules; and

(j)	any other information or documents required to be notified by the Corporations Act or the Listing Rules.

3.3	Participant bound by application form, rules and constitution

By completing and returning the Application Form, a Participant agrees to be bound by the terms of the Application Form, these rules and the Constitution.

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4.	Grant of options

4.1	Grant of options

The Board may grant Options to a Participant on acceptance of a duly signed and completed Application Form.

4.2	No payment for options

Unless otherwise determined by the Board, no payment is required for the grant of Options under the Plan.

4.3	Options non-transferable

An Option granted under the Plan is not capable of being transferred or encumbered by a Participant, unless the Board determines otherwise. The Company has no obligation to apply for quotation of the Options on the ASX.

4.4	Option certificate

The Company must issue a Certificate to a Participant in respect of the Options granted to that Participant. The Company must comply with the provisions of the Constitution, the Listing Rules and the Corporations Act relating to the issue of the Certificate.

4.5	Limit on issues of new shares

The number of Shares that would be issued were Options granted under this rule 4 to be exercised, when aggregated with the number of Shares that would be issued were each outstanding offer or option to acquire unissued shares, being an offer made or option acquired pursuant to the Plan or any other employee share scheme extended only to employees or directors of the Group, to be accepted or exercised (as the case may be), disregarding any offer made, or option acquired or share issued by way of or as a result of an offer to directors of the Company, must not exceed:

a)	In respect of Shares over which US incentive stock options may be issued 10,000,000 and

b)	In respect of options issued to Australian residents, that limit imposed under ASIC Class Order [CO 14/1000]

5.	Exercise of options

5.1	Manner of exercise of options

The exercise of any Option granted under the Plan may only be effected in such form and manner as the Board may prescribe.

5.2	Exercise conditions

Subject to rules 5.3 and 6, an Option granted under the Plan may only be exercised:

(a)	if all the Exercise Conditions have been met;

(b)	if the Exercise Price has been paid to the Company or as the Company may direct; and

(c)	within the Exercise Period relating to the Option.

An Option granted under the Plan may not be exercised once it has lapsed.

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5.3	Control event

Notwithstanding rule 5.2, the Board may determine that an Option may be exercised, whether or not any or all applicable Exercise Conditions have been met, on the occurrence of a Control Event.

5.4	Issue or transfer of shares on exercise

Following exercise of an Option by a Participant, the Company must, within such time as the Board determines, allot and issue or procure the transfer to the Participant of the number of Shares in respect of which the Option has been exercised, credited as fully paid.

5.5	Shares rank equally

Subject to the satisfaction of any applicable Disposal Restrictions, Shares allotted and issued under the Plan must rank equally in all respects with all other Shares from the date of allotment and issue, including:

(a)	voting rights; and

(b)	entitlements to participate in:

(i)	distributions and dividends; and

(ii)	future rights issues and bonus issues,

where the record date for determining entitlements falls on or after the date of allotment and issue.

5.6	Quotation on ASX

The Company must apply for quotation on the official list of the ASX of Shares allotted and issued on the exercise of Options as soon as practicable after the allotment and issue of those Shares, so long as Shares are quoted on the official list of ASX at that time.

5.7	Financial assistance

The Company may financially assist a person to pay for the grant of an Option, to pay any Exercise Price for an Option or to acquire Shares under the Plan, subject to compliance with the provisions of the Corporations Act and the Listing Rules relating to financial assistance.

6.	Cessation of appointment/employment and lapsing of options

6.1	Cessation of employment as a Bad Leaver

If upon the Participant ceasing employment, the Board determines that the Participant is a Bad Leaver, all rights, entitlements and interests in any unexercised Options (including those that are Vested Options) held by the Participant will be forfeited and will lapse immediately.

6.2	Cessation of employment as a Leaver

If upon the Participant ceasing employment, the Board determines the Participant is a Leaver:

(a)	A Leaver may retain Vested Options, however, they must be exercised within 60 days of cessation of employment (or within a longer period if so determined by the Board), after which time they will lapse.

(b)	Unvested Options will normally be forfeited and lapse.

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6.3	Liquidation

On Liquidation, all Options which are not Vested Options will lapse.

6.4	Fraud

If, in the opinion of the Board, a Participant (or, where a Participant is a person nominated by an Eligible Employee, the employee or director who nominated the Participant) has acted fraudulently or dishonestly, the Board may determine that any Option granted to that Participant should lapse, and the Option will lapse accordingly.

6.5	Forfeiture conditions

An Option will lapse on the occurrence of a Forfeiture Condition relating to that Option, unless the Board determines otherwise.

6.6	Lost Options

A Participant may submit a request to the Board that an Option granted to that Participant should lapse. On receipt of that request, the Board may determine that the Option should lapse, in which case the option will lapse accordingly.

6.7	End of exercise period

If an Option has not lapsed earlier in accordance with this rule 6, it will lapse at the end of the Exercise Period.

7.	Changes in circumstances

7.1	Reconstruction

In the event of any reconstruction (including consolidation, subdivision, reduction, capital return, buy back or cancellation) of the share capital of the Company, the number of Options to which each Participant is entitled and/or the Exercise Price of those Options must be reconstructed in accordance with the Listing Rules. Options must be reconstructed in a manner which will not result in any additional benefits being conferred on Participants which are not conferred on other shareholders of the Company.

7.2	Participation in new issues

Subject to the Listing Rules, a Participant is only entitled to participate (in respect of Options granted under the Plan) in a new issue of Shares to existing shareholders generally if the Participant has validly exercised his or her Options within the relevant Exercise Period and become a Shareholder prior to the relevant record date, and is then only entitled to participate in relation to Shares of which the Participant is the registered holder.

7.3	Adjustment to exercise price - rights issues

Subject to the Listing Rules, if there is a Pro Rata Issue (except a Bonus Issue) to the holders of Shares, the Exercise Price of an Option will be reduced according to the following formula:

O’ = O – E[P – (S + D)]

N+1

where:

O’ =	the Exercise Price immediately following the adjustment;

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O =	the Exercise Price immediately prior to the adjustment;

E =	the number of Shares into which one Option is exercisable;

P =	the average market price per Share (weighted by reference to volume) during the 5 trading days ending on the day before the ex rights date or ex entitlements date;

S =	the subscription price for a Share under the Pro Rata Issue;

D =	any dividend due but not yet paid on a Share (except any Share to be issued under the Pro Rata Issue); and

N =	the number of Shares with rights or entitlements that must be held to receive a right to one new Share.

7.4	Adjustment to number of underlying securities - bonus issues

Subject to the Listing Rules, if there is a Bonus Issue to the holders of Shares, the number of Shares over which an Option is exercisable will be increased by the number of Shares which the holder of the Option would have received if the Option had been exercised before the record date for the Bonus Issue.

8.	Amendment

Subject to the Listing Rules, these rules may be amended or supplemented by resolution of the Board. Unless the resolution of the Board expressly states otherwise, any amendment or supplement to these rules will not apply to any Options granted under these rules which have not yet been exercised.

9.	Powers of the Board

9.1	Powers of the Board

The Plan will be managed by the Board, which will have power to:

(a)	determine appropriate procedures for the administration of the Plan consistent with these rules;

(b)	resolve conclusively all questions of fact or interpretation arising in connection with the Plan;

(c)	determine matters falling for determination under these rules in its discretion having regard to the interests of and for the benefit of the Company;

(d)	exercise the discretions conferred on it by these rules or which may otherwise be required in relation to the Plan; and

(e)	delegate to any one or more persons (for such period and on such conditions as it may determine) the exercise of any of its powers or discretions arising under the Plan.

9.2	Indemnification

The Company must indemnify, and keep indemnified, to the full extent permitted by law, each person who is or has been a director or alternate director of the Company against all proceedings, actions, claims, demands, losses, liabilities, damages, costs and expenses which may be made, brought against, suffered or incurred by the person arising directly or indirectly out of or in connection with the administration of the Plan.

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9.3	Commencement of Plan

The Plan will take effect on and from such date as the Board may resolve.

9.4	Termination or suspension of Plan

The Board may terminate or suspend the operation of the Plan at any time.

9.5	Resolution to terminate, suspend, supplement or amend

In passing a resolution to terminate or suspend the operation of the Plan or to supplement or amend these rules, the Board must consider and endeavour to ensure that there is fair and equitable treatment of all Participants.

10.	Powers of the administrator

10.1	Appointment of administrator

The Board may appoint an Administrator and may determine the terms and conditions of the Administrator’s appointment. The Board may remove the Administrator.

10.2	Role of administrator

The Administrator must administer the Plan in accordance with these rules and any procedures determined by the Board and agreed to as between the Board and the Administrator.

11.	Contracts of employment and other employment rights

11.1	Discretion of board

It is a condition of these rules that the Plan may be terminated at any time at the discretion of the Board and that no compensation under any employment contract will arise as a result.

11.2	No right to grant of options

Participation in the Plan does not confer on any Eligible Employee any right to a grant of Options.

11.3	Calculation of employee benefits

The value of the Options do not increase a Participant’s income for the purpose of calculating any employee benefits.

11.4	No right to future employment etc.

Participation in the Plan does not confer on any Participant any right to future employment and does not affect any rights which the Company may have to terminate the employment of any Participant.

11.5	Acknowledgment by Participant

It is acknowledged and accepted by each Participant that the terms of the Plan do not form part of the terms and conditions of the Participant’s employment contract, nor do the terms of the Plan constitute a contract or arrangement (including any related condition or collateral arrangement) in relation to the Participant’s employment contract.

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12.	Connection with other plans

Unless the Board otherwise determines, participation in the Plan does not affect, and is not affected by, participation in any other incentive or other plan operated by the Company unless the terms of that other plan provide otherwise.

13.	Notices

Any notice or direction given under these rules is validly given if it is handed to the person concerned or sent by ordinary prepaid post to the person’s last known address or given in any reasonable manner which the Board from time to time determines.

14.	General

Notwithstanding any rule, Shares may not be allotted and issued, acquired, transferred or otherwise dealt with under the Plan if to do so would contravene the Corporations Act, the Listing Rules, or any other applicable laws.

15.	Plan costs

15.1	Plan Costs

Unless otherwise determined by the Board, the Company must pay all costs, charges and expenses relating to the establishment and operation of the Plan, including all costs incurred in or associated with an allotment, issue or acquisition of Shares for the purposes of enabling Participants to exercise Options granted to them under the Plan.

15.2	Reimbursement

The Company and any Associated Body Corporate of the Company may provide money to the trustee of any trust or any other person to enable them to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by the Corporations Act. In addition, the Company may require any Associated Body Corporate to enter into any other agreement or arrangement as it considers necessary to oblige that Associated Body Corporate to reimburse the Company for any amounts paid by the Company in connection with this Plan, directly or indirectly, in relation to any employee or director of that Associated Body Corporate.

16.	Overseas eligible employees

The Company at the Board’s discretion may:

(a)	grant options to Eligible Employees and Participants who are resident outside of Australia; and

(b)	make regulations for the operation of the Plan which are not inconsistent with these rules to apply to Eligible Employees and Participants who are resident outside of Australia.

17.	Governing law

The laws of Victoria, Australia, govern these rules.

18.	Definitions and interpretation

18.1	Definitions

In this document, unless the context requires otherwise:

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Accounting Standards means the Australian Accounting Standards from time to time and if and to the extent that any matter is not covered by Australian Accounting Standards means generally accepted accounting principles applied from time to time in Australia for a business similar to the Business.

Administrator means the person (if any) selected by the Board to carry out the day to day administration of the Plan as contemplated by rule 10.1.

Application Form means the form that the Board determines is to be used by an Eligible Employee to apply for Options under the Plan.

Associated Body Corporate of the Company means each:

(a)	related body corporate of the Company, within the meaning of section 50 of the Corporations Act;

(b)	body corporate that has voting power in the Company of not less than 20%; or

(c)	body corporate in which the Company has voting power of not less than 20%,

where “voting power” has the meaning in section 610 of the Corporations Act.

ASX means Australian Stock Exchange Limited (ACN 008 624 691).

Bad Leaver is a Participant who ceases to be employed by the Company where the Board determines that the Participant has:

(a)	committed any serious or persistent breach of any provisions of employment;

(b)	been convicted of any criminal offence which involves fraud or dishonesty;

(c)	engaged in any conduct which brings the Company into substantial disrepute;

(d)	committed any wrongful or negligent act or omission which has caused the Company substantial liability;

(e)	engaged in grave misconduct or recklessness in the discharge of the Participant’s duties;

(f)	become disqualified from managing corporations in accordance with Part 2D.6 of the Corporations Act or has committed any act that, pursuant to the Corporations Act, may result in the Participant being banned from managing a corporation; or

(g)	engaged in any other conduct which the Board reasonably considers to be analogous to, or having a substantially similar seriousness to, any of the circumstances specified in (a) to (f) above.

Board means the board of directors of the Company or a committee appointed by the board of directors of the Company.

Bonus Issue means a Pro Rata Issue of Shares to holders of Shares for which no consideration is payable by them.

Certificate means, in relation to a Participant, the certificate or holding statement (in a form approved by the Board) issued to the Participant which discloses the number of Options entered in the register of Option holders in the name of the Participant.

Company means Mesoblast Ltd ACN 109 431 870.

Constitution means the constitution of the Company.

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Control of an entity means having the right:

(a)	to vote 50% (or more) of the votes that can be cast on the election or removal of the entity’s directors;

(b)	to appoint or remove directors who possess 50% (or more) of the votes exercisable by all directors of the entity; or

(c)	to 50% (or more) of the profits or distributions of the entity or of its net liquidation proceeds.

For this definition, if the entity does not have a board of directors, ‘director’ means a member of the entity’s governing body with a role similar to a board of directors.

Control Event means any of the following:

(a)	an offer is made by a person for the whole of the issued ordinary share capital of the Company (or any part as is not at the time owned by the offeror or any person acting in concert with the offeror) and after announcement of the offer the offeror (being a person who did not Control the Company prior to the offer) acquires Control of the Company;

(b)	any other event occurs which causes a change in Control of the Company; or

(c)	any other event which the Board reasonably considers should be regarded as a Control Event.

Corporations Act means Corporations Act 2001 (Cth).

Disposal Restrictions means, in relation to an Option, the restrictions (if any) determined by the Board that are required to be satisfied before a Share acquired as a result of the exercise of the Option by the Participant can be sold, transferred or otherwise dealt with by a Participant.

Eligible Employee means an employee or a director of any member of the Group who is determined by the Board to be an Eligible Employee for the purposes of the Plan, or any other person who is determined by the Board to be an Eligible Employee for the purposes of the Plan. Notwithstanding the foregoing, the class of Eligible Employees who are eligible to receive a US incentive stock option under the Plan is limited to individuals who are employed by the Company or another member of the Group that qualifies as a “related corporation”, as defined in US Treasury Regulations section 1.421(i)(2).

Exercise Conditions means, in relation to an Option, the period of time, performance hurdles and other conditions (if any) determined by the Board that are required to be satisfied before the Option can be exercised.

Exercise Period means, in relation to an Option, the period in which the Option may be exercised specified by the Board under rule 3.2,3.2, subject to any variation under rules 5.3 and 6.

Exercise Price means the price per share that needs to be paid in order for the option to convert to ordinary shares of the company, and will be determined by the Board, and will be subject to any adjustment under rule 7.3.

Forfeiture Conditions means, in relation to an Option, the conditions (if any) determined by the Board that will result in the Option lapsing if satisfied.

Group means the Company and each Associated Body Corporate of the Company.

IPO Price means the price per Share at which Shares are offered under the prospectus issued in connection with the initial public offering of Shares in the Company.

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Leaver means a Participant who ceases employment and who is not a Bad Leaver. A Leaver will include, but is not limited to, a Participant who ceases employment due to resignation or retirement.

Liquidation means the passing of a resolution for voluntary winding up, or the making of an order for the compulsory winding up of the Company.

Listing Rules means the listing rules (as defined in the Corporations Act) made or adopted by the ASX.

Market Price means, in relation to an Option, the volume weighted average market price of Shares sold on the ASX on the 5 trading days immediately before the date of determination.

Option means a right to subscribe for or acquire a Share, subject to any adjustment under rule 7.4.

Participant means an Eligible Employee who has been invited to participate in the Plan and any other person who is nominated by that Eligible Employee (following receipt of an invitation by the Board under rule 3.1) and who is determined by the Board to be a Participant for the purposes of the Plan.

Permanent Disability means, in relation to a Participant, the inability, by reason of physical condition, mental illness or accident, of the Participant to perform substantially all of the duties of the position in which the Participant has been employed or appointed (as determined by the Board).

Plan means the Mesoblast Limited Employee Share Option Plan established and operated in accordance with these rules.

Pro Rata Issue means an issue which has been offered to all holders of Shares on a pro rata basis.

Share means a fully paid ordinary share in the capital of the Company.

Vested Option means an Option in respect of which all Exercise Conditions have been met or which are otherwise exercisable (including as contemplated by rules 5.3 and 6).

18.2	Interpretation

In these rules, unless the context otherwise requires:

(a)	a reference to any thing (including an amount or a provision of this document) is a reference to the whole and each part of it;

(b)	the singular includes the plural, and vice versa;

(c)	the word ‘person’ includes an individual, a body corporate, a firm, an unincorporated body, a society, an association and an authority;

(d)	a reference to a particular person includes their legal personal representatives, administrators, successors, substitutes and permitted assigns;

(e)	a reference to ‘costs’ includes charges, expenses and legal costs;

(f)	a reference to a “rule” or “these rules” is to the rule or these rules (as the case may be) as amended or replaced;

(g)	a reference to the Constitution includes a reference to any provision having substantially the same effect which is substituted for or replaces the Constitution;

(h)	where a Participant is a director of any member of the Group, but is not also an employee of any member of the Group, a reference to the employment with any member of the Group of that Participant is a reference to that Participant holding office as a director of any member of the Group;

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(i)	where a Participant is a person nominated by an Eligible Employee, a reference to the employment with any member of the Group of that Participant is a reference to the employment with any member of the Group of that Eligible Employee;

(j)	a Participant does not cease to be employed by any member of the Group where the Participant ceases to be employed by one member of the Group but commences employment with another member of the Group provided that the new employment commences within 60 days from the date of termination or such other period as the Board may determine by notice in writing;

(k)	a reference to ‘law’ means statute law, common law and equitable principles;

(l)	a reference to a particular law includes that law and any subordinate legislation (such as regulations) under it, in each case as amended, replaced, re-enacted or consolidated;

(m)	a reference to an accounting term is to that term as it is used in the Accounting Standards;

(n)	a reference to ‘dollars’, ‘$’ or ‘A$’ is to the lawful currency of Australia;

(o)	a time means that time in Melbourne, Australia;

(p)	a reference to a day or a month means a calendar day or calendar month;

(q)	if a period of time starts from a given day (or event), it is to be calculated exclusive of that day (or the day the event occurs);

(r)	the masculine includes the feminine, and vice versa;

(s)	the meaning of any general language is not restricted by any accompanying example and the words ‘includes’, ‘including’ ‘such as’ or ‘for example’ (or similar phrases) are not words of limitation; and

(t)	headings in this document are for convenience only and do not affect its meaning.

If (but for this rule) a provision of this document would be illegal, void or unenforceable or contravene the law, this document is to be interpreted as if the provision was omitted.

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